Exhibit 99.3

Energy Focus, Inc. Announces Notice from The NASDAQ Stock Market Regarding Non-Compliance with
Continued Listing Requirements

Solon, OH – November 19, 2009 – Energy Focus, Inc. (NASDAQ: EFOI), a leader in providing energy efficient lighting solutions, today announced it received a notification from the NASDAQ Listing Qualifications Department providing notification that, for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Listing Rule 5450(a)(1) and that the Company’s shareholder equity was below the listing standard of $10 million as per Rule 5450(b)(1)(A).as of the end of the third quarter.

“On November 9, 2009, the Company exceeded the $10 million minimum shareholder equity requirement when it received the proceeds from its recently completed $3.75 million rights offering. The Company also believes that its stock market price will recover as it completes its transition into an integrated turnkey lighting energy solutions provider and begins to provide growth to both the top and bottom line,” said Joe Kaveski, Energy Focus CEO.

Energy Focus, in accordance with NASDAQ Listing Rule 5810(c)(3)(A), has been provided 180 calendar days, or until May 11, 2010, to regain compliance with the minimum $1.00 per share requirement. If at any time during this grace period the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of ten consecutive days, the NASDAQ Stock Market will provide the Company with a written confirmation of compliance and the matter will be closed.

If the Company does not regain compliance with Listing Rule 5450(a)(1) by May 11, 2010, the Company may be notified that its securities are subject to delisting. At that time, the Company may appeal NASDAQ’s determination to delist its securities to a Hearings Panel. Alternatively, the Company also may consider applying to transfer its securities to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion set forth in NASDAQ Listing Rule 5505, with the exception of the bid price. If its application is approved, the Company will be afforded the remainder of The NASDAQ Capital Market’s second 180 calendar day grace period in order to regain compliance while on The NASDAQ Capital Market.

About Energy Focus

Energy Focus, Inc. is a leading supplier of energy efficient lighting solutions. These solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the US government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Pleasanton, CA, the United Kingdom, and Germany. For more information, see www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our future business outlook, our products, our solutions, and our/or our work with leading customers including governmental agencies. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. For more information about potential factors that could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:	Investor Contact:
Energy Focus, Inc., Public Relations Office (440) 715-1295 pr@energyfocusinc.com	CleanTech IR, Inc. (310) 541-6824 btanous@cleantech-ir.com